   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 2000.
                                                     REGISTRATION NO. 333-64471


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                             COLLEGIATE PACIFIC INC.
                 (Name of small business issuer in its charter)

                DELAWARE                              5091                       22-2795073
   (State or other jurisdiction of        (Primary Standard Industrial        (I.R.S. Employer
    incorporation or organization)          Classification Code Number)      Identification No.)

               13950 SENLAC, SUITE 200                                   MICHAEL J. BLUMENFELD
             FARMERS BRANCH, TEXAS 75234                         PRESIDENT AND CHIEF EXECUTIVE OFFICER
                   (972) 243-8100                                       13950 SENLAC, SUITE 200
     (Address and telephone number of principal                       FARMERS BRANCH, TEXAS 75234
 executive offices and principal place of business)                         (972) 243-8100
                                                       (Name, address and telephone number of agent for service)

                           --------------------------

                                   COPIES TO:
                                Alan J. Bogdanow
                              Hughes & Luce, L.L.P.
                          1717 Main Street, Suite 2800
                               Dallas, Texas 75201
                                 (214) 939-5500

                           ---------------------------



         APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME
         OFFERING. [ ]

         IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

         IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]



                           --------------------------








         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1993, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

                             COLLEGIATE PACIFIC INC.

                                2,537,500 SHARES
                                  COMMON STOCK

                         ------------------------------




         Certain stockholders of Collegiate Pacific Inc. are offering up to 2,537,500 shares of Common Stock. The stockholders acquired these shares in the following transactions:


         o Michael J. Blumenfeld acquired 2,000,000 shares through a Stock Purchase Agreement dated as of August 18, 1997 by and between Mr. Blumenfeld, Adam Blumenfeld and the Company.

         o Richard Hershorin and Patti Hershorin acquired 137,500 shares pursuant to an Agreement for Purchase and Sale of Stock dated as of April 14, 1998 by and between the Hershorins and the Company.

         o        Cary W. Bawcum, Stanley Graber, Frank A. Jones, and Joel W.
                  Brown each acquired 100,000 shares pursuant to a Plan and Agreement of Merger dated as of May 31, 1998 by and among Vantage Products International, Inc., Messrs. Bawcum, Graber, Jones and Brown, and the Company.

         These shares are offered for the account of the Selling Shareholders. Collegiate Pacific Inc. will not receive any proceeds from the sale of these shares.


         The Common Stock is quoted on the Over-The-Counter Bulletin Board under the symbol "BUBA." On January 13, 2000, the bid and ask price of the Common Stock was $0.94 and $1.50 per share.



                         ------------------------------



   CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 7 IN THIS PROSPECTUS.


                         ------------------------------


          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
               SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY
                  OF THE PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                         ------------------------------




                The date of this Prospectus is January 14, 2000.

         No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby to anyone in any jurisdiction to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the dates as of which such information is furnished.

                         -----------------------------

                                TABLE OF CONTENTS

     Available Information....................................    3
     Summary..................................................    4
     The Company..............................................    5
     Risk Factors.............................................    7
     Management...............................................   15
     Market for Common Stock and Related Stockholder Matters.. 18 Management's Discussion and Analysis of
         Financial Condition and Results of Operations........   19
     Description of Securities................................   22
     Legal Matters............................................   22
     Experts..................................................   23
     Indemnification..........................................   23
     Financial Statements.....................................   24

                         ------------------------------


         Collegiate Pacific Inc. is a Delaware corporation. Our executive offices are located at 13950 Senlac, Suite 200, Farmers Branch, Texas 75234, and our telephone number is (972) 243-8100. In this Prospectus, the "Company," "Collegiate Pacific," "we," "us," and "our" refer to Collegiate Pacific Inc. and its subsidiaries. The term "Selling Shareholders" refers to Mr. Blumenfeld, the Hershorins, and Messrs. Bawcum, Graber, Jones and Brown. In addition, "Common Stock" refers to our common stock, $.01 par value per share.


         You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Common Stock.

                              AVAILABLE INFORMATION

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we file annual, quarterly and other reports and other information with the Securities and Exchange Commission (the "Commission"). These materials may be inspected and copied at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004, at its Northeast Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at its West Regional Office located at 5670 Wilshire Blvd., Los Angeles, California 90036. You can obtain copies of these materials at prescribed rates from the Public Reference Section of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy statements, information statements and other information regarding the Company. The Commission's Web site address is http://www.sec.gov.

         The Company is a publicly held corporation and its Common Stock is traded on the Bulletin Board under the symbol "BUBA."

         The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as it may determine to furnish or as may be required by law.

         We have filed with the Commission a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"), with respect to the Common Stock offered in this Prospectus. This Prospectus does not contain all information set forth in the Registration Statement. We omitted certain parts of the Registration Statement in accordance with the rules and regulations of the Commission. For further information about us and the Common Stock being offered in this Prospectus, you should read the Registration Statement and its exhibits and schedules, which you may read without charge at the public reference rooms at the offices of the Commission.

                                     SUMMARY

         CERTAIN INFORMATION IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS." ALL STATEMENTS, OTHER THAN STATEMENTS OF HISTORICAL FACT, ARE "FORWARD-LOOKING STATEMENTS" FOR PURPOSES OF THESE PROVISIONS.

         THESE STATEMENTS INCLUDE:

         o        ANY PROJECTIONS OF EARNINGS, REVENUES OR OTHER FINANCIAL
                  ITEMS;

         o ANY STATEMENTS OF THE PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS;

         o        ANY STATEMENTS CONCERNING PROPOSED NEW PRODUCTS OR SERVICES;

         o        ANY STATEMENTS REGARDING FUTURE ECONOMIC CONDITIONS OR
                  PERFORMANCE; AND

         o        ANY STATEMENT OF ASSUMPTIONS UNDERLYING ANY OF THE FOREGOING.


         IN SOME CASES, FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE USE OF TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECTS," "BELIEVES," "PLANS," "ANTICIPATES," "ESTIMATES," "POTENTIAL," OR "CONTINUE," AND VARIATIONS ON SUCH WORDS AND SIMILAR EXPRESSIONS.


         ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN ITS FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CAN GIVE NO ASSURANCE THAT THESE EXPECTATIONS OR ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS WE PROJECTED OR ASSUMED IN OUR FORWARD-LOOKING STATEMENTS. THE COMPANY'S FUTURE FINANCIAL CONDITION AND RESULTS OF OPERATIONS, AS WELL AS ANY FORWARD-LOOKING STATEMENTS, ARE SUBJECT TO INHERENT RISKS AND UNCERTAINTIES, SOME OF WHICH ARE SUMMARIZED IN THE SECTION TITLED "RISK FACTORS" BEGINNING ON PAGE 7.


                               RECENT DEVELOPMENTS

         From August 1989 to June 16, 1997, the Company developed and marketed drug testing products. On June 16, 1997, the Company sold substantially all of its assets, and thereafter had no formal operations.


         On February 17, 1998, the Company's stockholders authorized the Company to enter into the business of distributing sports equipment. We accomplished this change in our business through the following steps:


         o The Company sold 10,000,000 shares of Common Stock, a controlling interest in the Company. The price of the shares was $.20 per share, which was the average of the bid and ask price of the Common Stock on August 18, 1997, the date of the Stock Purchase Agreement, or a total price of $2 million. Michael J. Blumenfeld purchased 9,800,000 shares, and Adam Blumenfeld purchased 200,000 shares.


         o Michael J. Blumenfeld sold all of the assets, including the corporate name, of Collegiate Pacific Inc. f/k/a Nitro Sports Inc., a Texas corporation, to the Company, at cost.
                  Mr. Blumenfeld formed that company in 1997 to engage in the catalog and mail order distribution of sports equipment.


         We then entered into exclusive distribution agreements with the following companies:

         o Equipmart, Inc., a manufacturer of rollers and component parts for the tennis industry, on February 24, 1998

         o FunNets, Inc., a manufacturer of plastic frames and nets used as soccer goals and other related purposes, on March 7, 1998

         o Pro Gym Equipment, Inc., a manufacturer of weight lifting and exercise equipment and other recreational and sporting goods, on March 21, 1998

         On April 14, 1998, the Company acquired Product Merchandising, Inc., a mail order distribution company that distributes products and equipment for summer camps.

         On May 31, 1998, we merged with Vantage Products International, Inc., a distributor of baseball netting and other related baseball products.


         On October 25, 1999 we acquired certain assets of Mark One Inc., a distributor of camping and related equipment as well as numerous items for the recreation, military and municipal markets.



         Also on October 25, 1999 we announced our intention to complete a 1-for-5 reverse stock split. This reverse stock split is subject to shareholder approval at our annual meeting of shareholders in January 2000. This prospectus does not reflect the results of the reverse stock split.

         On December 20, 1999 we closed licensing and distribution agreements with the Edwards Sports Company, a manufacturer of tennis nets and tennis court equipment.


                                   THE COMPANY

         We are in the business of the mail order marketing of sports equipment. We sell our products primarily to institutional customers located throughout the United States. Our principal customers include country clubs, schools, YMCAs, YWCAs and similar recreational organizations, municipal recreation departments, and other governmental agencies. We offer a broad line of sporting equipment, including inflatable balls, nets for various sports, standards and goals for sports, weight lifting equipment, and other recreational products, and we also provide after sale customer service through toll-free numbers.


         We believe that prompt delivery of a broad range of products at competitive prices, coupled with prompt, accessible customer service, distinguishes Collegiate Pacific from its competitors. We currently market about 500 sports and recreational related equipment and products to over 200,000 potential institutional, retail, mass merchant, and team dealer customers. Since commencing operations, we have sold products to approximately 20,000 customers.



         Our master mailing list currently includes over 200,000 potential customers, and we intend to distribute approximately 700,000 catalogs and fliers to this audience during Fiscal Year 2000. Michael Blumenfeld, the President of the Company with 25 years of experience in the industry, supervised the development of this mailing list, and it is carefully maintained, screened, and cross-checked. We subdivided this mailing list into various combinations designed to place catalogs in the hands of the individuals making the purchase decisions. The master mailing list is also subdivided by relevant product types, seasons, and customer profiles. We also use other forms of solicitations such as trade shows, telemarketing, broadcast fax programs, and the Internet.


         Collegiate Pacific Inc. was incorporated in Pennsylvania in 1987, and reincorporated in Delaware in 1999. The Company's executive offices are located at 13950 Senlac, Suite 200, Farmers Branch, Texas 75234, and its telephone number at that location is (972) 243-8100.

                              SELLING SHAREHOLDERS


         The following table and accompanying footnotes identify each of the Selling Shareholders based upon information provided to the Company, set forth as of September 28, 1999. This information also states the shares beneficially held by or acquired by, as the case may be, each Selling Shareholder and the shares of Common Stock beneficially owned by the Selling Shareholders which are not covered by this prospectus. Beneficial ownership is stated as of immediately prior to this offering and as adjusted to reflect the sale of shares of Common Stock pursuant to the offering. Percentages are based on 17,311,833 shares of Common Stock outstanding on September 28, 1999 plus 50,000 options exercisable by Mr. Blumenfeld.



                                            Beneficial Ownership                    Beneficial Ownership
                                             Prior to Offering                         After Offering
                                ---------------------------------------------  ----------------------------
Name of Beneficial Owner          Number of       Percent of     Shares to      Number of       Percent of
------------------------           Shares           Class         be Sold         Shares          Class
                                  ---------       ----------     ---------      ---------       ----------

Michael J. Blumenfeld,           9,742,611          56.1%        2,000,000(1)    9,742,611        56.1%
   President and Chief
   Executive Officer of the
   Company

Richard M. Hershorin TTEE          137,500           0.8%          137,500               0           0%
FBO R. Hershorin Rev. Trust
U/A/D 04/21/89

Cary W. Bawcum                     100,000           0.6%          100,000               0           0%

Stanley Graber (2)                 100,000           0.6%          100,000               0           0%

Frank A. Jones                     100,000           0.6%          100,000               0           0%

Joel W. Brown                      100,000           0.6%          100,000               0           0%



----------


(1) The 2,000,000 shares being registered by Mr. Blumenfeld are being done so with the intention that the sale or placement of these securities will be for the benefit of the Company. The shares and/or the majority of net proceeds of the sale could be used in acquisitions, debt repayment, working capital advances or other such circumstances that may accrue to the benefit of the Company.


(2)      Mr. Graber is the brother-in-law of Michael J. Blumenfeld.


                              PLAN OF DISTRIBUTION


         The sale of the Shares offered hereby may be made from time to time directly by the Selling Shareholders, or by one or more broker-dealers or agents. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Shares may be sold in one or more transactions on the Bulletin Board, in negotiated transactions, or through a combination of such methods of distribution, at prices related to prevailing market prices or at negotiated prices.


         In the event one or more broker-dealers or agents agree to sell the Shares, they may do so by purchasing the Shares as principals or by selling the Shares as agent for the Selling Shareholders. These broker-dealers may be compensated in the form of discounts, concessions, or commissions from the Selling Shareholders or the purchasers of the Shares. A particular broker-dealer's compensation may be in excess of customary compensation.

         Under applicable Exchange Act rules and regulations, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to the Company's Common Stock for the applicable period under Regulation M of the Exchange Act prior to the commencement of such distribution. In addition, Selling Shareholders are subject to applicable provisions, rules and regulations of the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of the Shares by the Selling Shareholders. All of the foregoing may affect the marketability of the Shares.

         To comply with applicable states' securities laws, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. Additionally, the Common Stock may not be sold in certain states unless the Common Stock has been registered or qualified for sale in these states, or an exemption from registration or qualification is available and is complied with.

         [MR. BLUMENFELD'S SHARES ARE NOT INTENDED FOR RESALE TO THE PUBLIC. INSTEAD, THE SHARES ARE BEING REGISTERED FOR THE PURPOSES OF COLLATERALIZING COMMERCIAL BANK LINES OR OTHER FORMS OF CREDIT FOR THE BENEFIT OF THE COMPANY.]


                                 USE OF PROCEEDS


         The 2,000,000 shares being registered by Mr. Blumenfeld are being done so with the intention that the sale or placement of these shares will be for the benefit of the Company. The shares and/or the majority of net proceeds of a sale could be used in acquisitions, debt repayment, working capital advances or other such circumstances that may accrue to the benefit of the Company.



          RISK FACTORS



         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND CAUTIONARY WARNINGS BEFORE INVESTING IN THE COMMON STOCK OFFERED IN THIS PROSPECTUS. THE FOLLOWING RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES FACING THE COMPANY. THERE ARE ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE EITHER UNAWARE OF OR THAT WE CURRENTLY THINK ARE IMMATERIAL; HOWEVER, THESE RISKS AND UNCERTAINTIES MAY ALSO IMPAIR THE COMPANY'S BUSINESS OPERATIONS.


         IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION, OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF THE COMMON STOCK COULD DECLINE, AND INVESTORS COULD LOSE ALL OR PART OF ANY INVESTMENT IN THE COMMON STOCK.

         YOU SHOULD ALSO REFER TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING THE COMPANY'S FINANCIAL STATEMENTS AND THE RELATED NOTES.


LIMITED OPERATING HISTORY:

         We have a limited operating history upon which to base an evaluation of the Company and its prospects.


         Collegiate Pacific only recently entered into the catalog and mail-order distribution of sporting goods, and it incurred losses of approximately $31,000 and $680,000 for the years ended June 30, 1999 and 1998, respectively, which includes operating losses, the merger, and developmental expenses, and losses of approximately $164,000 and $64,000 for the three months ended September 30, 1999 and 1998 respectively.


         Our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by start-up companies in the marketing industry. To address these risks, we must, among other things:


         o Effectively develop new relationships and maintain existing relationships with our suppliers, advertisers and customers;


         o        Provide products at competitive prices;

         o        Respond to competitive developments; and

         o        Attract, retain, and motivate qualified personnel.

         We cannot assure you that we will succeed in addressing such risks. Our failure to do so could have a material adverse effect on the Company's business, financial condition, or results of operations.

         In addition, our limited operating history makes it difficult or impossible to predict future operating results. We cannot give you any assurance that our revenues will increase or even continue at their current level, or that we will attain profitability or generate cash from operations in the future.



COMPETITION

         The sports goods and related equipment market in which we participate is highly competitive and it is without a significant barrier to entry.

         We compete principally in the institutional market with local sporting goods dealers and other direct mail companies. Collegiate Pacific is a recent entrant in this market and we had sales of only about $6,815,000 for the year ended June 30, 1999.

         Most of our direct mail competitors have:

         o        Substantially greater financial resources;

         o        A larger customer base; and

         o        Greater name recognition within the industry.

         In addition, our competitors may have larger technical, sales, and marketing resources.

         We compete on a number of factors, including price, relationships with customers, name recognition, product availability, and quality of service. We cannot give you any assurance that we will compete successfully against our competitors in the future. If we fail to compete successfully, our business, financial condition, and results of operations will be materially and adversely affected.


RAW MATERIALS


         The general economic conditions in the U.S. or international countries with which we do business could affect pricing of raw materials such as metals and other commodities used by suppliers of our finished goods. We cannot assure you that any price increase incurred by the Company for its products can be passed to its customers without adversely affecting the Company's operating results.



ACCOUNTS RECEIVABLE


         We monitor the credit worthiness of our customer base on an ongoing basis, and we have not experienced an abnormal increase in losses in our accounts receivable portfolio. We believe that allowances for losses adequately reflect the risk of loss. However, a change in the economic condition or in the make-up of our customer base could have an adverse affect on loss associated with the credit terms the we give to our customers.



POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

         Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control.

         We anticipate that our revenues will peak in the third and fourth quarters of each fiscal year due primarily to the budgeting procedures of many of our customers and the seasonal demand for the products. The first and second quarters generally experience lower revenues and higher expenses as a percentage of sales due to lessening customer demand because of decreased sports activities, adverse weather conditions inhibiting customer demand, holiday seasons, and school recesses. Therefore, we do not believe that quarter-to-quarter comparisons of operating results for preceding quarters are necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance.

MANAGING POTENTIAL GROWTH


         We experienced a period of significant growth, and our continued expansion may significantly strain our management, financial, and other resources. We believe that improvements in management and operational controls, and operational, financial and management information systems could be needed to manage future growth.


         We cannot assure you that:

         o These resources will be available or in a cost-effective form to the Company which will allow it to sustain growth at the same levels;

         o Our current personnel, systems, procedures, and controls will be adequate to support our future operations;

         o We will identify, hire, train, motivate, or manage required personnel; or

         o That we will successfully identify and exploit existing and potential market opportunities.

         Our failure to have these resources in sufficient form or quantity during a period of significant growth could have an adverse affect on our operating results.


FUTURE CAPITAL REQUIREMENTS

         Our cash flow from existing operations may not support an expansion of operations or future acquisitions.


         We incurred losses of approximately $31,000 and $680,000 for the years ended June 30, 1999, and 1998, respectively. We funded our operations primarily from the sale of stock to Michael Blumenfeld and others in February and March of 1998 and with working capital loans from Mr. Blumenfeld. In addition, on September 14, 1999 we obtained a $2 million revolving line of credit from Chase Bank of Texas, N.A. We may need to seek additional third-party financing to raise additional capital needed to support any future growth.


         We cannot give you any assurance that such additional funding will be available on acceptable terms, if at all. If we cannot obtain adequate funds from third parties, and if Mr. Blumenfeld is unwilling or unable to make additional loans, we may have to forego strategic decisions or delay, scale back, or eliminate certain aspects of our operations. This could have a material adverse effect on our business, financial condition, and results of operations.


DEPENDENCE ON KEY PERSONNEL

         Our performance is substantially dependent on the skills, experience, and performance of its President and Chief Executive Officer, Michael J. Blumenfeld, as well as our ability to retain and motivate other officers and key employees, certain of whom would be difficult to replace.

         The Company does not have an employment agreement with Mr. Blumenfeld. The Company does not have "key person" life insurance policies on any of its officers or other employees.

         The loss of services of certain of these executives and personnel could have a material adverse effect on the Company. We cannot assure you that the services of our personnel will continue to be available to us. In addition, we believe that our success in attracting and retaining additional qualified employees, and our failure to recruit such skilled personnel as needed, could have a material adverse effect on the Company.


RISKS RELATED TO INTERNATIONAL SUPPLIERS

         A significant amount of our revenues depends upon products purchased from foreign suppliers, located primarily in the Far East. In addition, we believe that many of the products we purchase from our domestic suppliers are manufactured overseas.

         Accordingly, we are subject to the risks of this international component, including:

         o        Shipment delays;

         o        Fluctuation in exchange rates;

         o        Increases in import duties;


         o        Changes in customs regulations;


         o        Adverse economic conditions in foreign countries; and

         o        Political turmoil.

         The occurrence of any one or more of the foregoing could materially and adversely affect our business, financial condition, and result of operations.


RELIANCE ON THIRD PARTY CARRIERS


         Our operations depend upon third party carriers to deliver our catalogs and products to our customers.


         We ship our products using common carriers, primarily UPS. The operations of such carriers are outside the Company's control. Accordingly, our business reputation and operations are subject to many risks, including:

         o        Shipment delays caused by such carriers;

         o        Labor strikes by the employees of such carriers;

         o        Increases in delivery cost, postage rate increases; and

         o        Other adverse economic conditions.


         The occurrence of any one or more of the foregoing could adversely affect our business, financial condition, and results of operations due to an inability to make timely shipment to our customers or by utilizing other more costly carriers or means of shipping.



CONTROL BY MAJOR STOCKHOLDER

         Michael J. Blumenfeld, Chairman, President and Chief Executive Officer of Collegiate Pacific, currently owns 9,692,611 shares of Common Stock, or 55.9% of the Company's outstanding voting Common Stock. As a result, Mr. Blumenfeld has the power to initiate or block corporate actions such as an amendment to the Company's Articles of Incorporation, the consummation of any merger, or the sale of all or substantially all of the assets of the Company. In addition, Mr. Blumenfeld may control the election of directors and any other action requiring stockholder approval.



VOLATILITY OF STOCK PRICE

         Historically, the stock market has been highly volatile.


         The price of the Common Stock is determined in the marketplace and may be influenced by many factors, including:

         o        The depth and liquidity of the market for the Common Stock;

         o Investor perception of the Company and the industry within which it competes;

         o        Quarterly variations in operating results; and

         o        General economic and market conditions.

         Historically, the weekly trading volume of the Common Stock has been relatively small. Any material increase in public float could have a significant impact on the price of the Common Stock. In addition, the stock market has occasionally experienced extreme price and volume fluctuations that often affected market prices for smaller companies. These extreme price and volume fluctuations often are unrelated or disproportionate to the operating performance of the affected companies, and the price of the Common Stock could be affected by such fluctuations.




OTC BULLETIN BOARD

         There are significant consequences associated with our stock trading on the NASD Over-The-Counter Bulletin Board rather than a national exchange.

         The effects of not being able to list our securities on a national exchange include:

         o        Limited release of the market prices of our securities;

         o        Limited news coverage of the company;

         o        Limited interest by investors in our securities;

         o Increased difficulty in selling our securities in certain states due to "blue sky" restrictions; and

         o Limited ability to issue additional securities or to secure additional financing.

PENNY STOCK RULES

         We are subject to the application of the Penny Stock Rules.

         Because our common stock is not trading in a national trading market, and the trading price of the common stock is less than $5 per share, we are subject to the Penny Stock Rules under the Securities Enforcement and Penny Stock Reform Act of 1990. In addition to the risk of volatility of stock prices, low price stocks are subject to the risks of additional federal and state regulatory requirements and the potential loss of effective trading markets. In particular, broker-dealers trading in our common stock are subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended. Rule 15g-9, among other things, requires that broker-dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving any purchaser's written consent prior to any transaction.

         Broker-dealers handling trades in our securities are required to make additional disclosure in connection with those trades, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of our securities and your ability to sell your securities in the secondary market.


OUTSTANDING STOCK OPTIONS

         Outstanding options may have an effect on the price of our securities.


         There are 25,000 options, each to purchase one share of our Common Stock, issued by DSSI, Inc. under the Drug Screening Systems, Inc. Stock Option Plan of 1994 there are still outstanding. In addition, we have granted 207,500 options, each to purchase one share of our Common Stock, to key employees, officers, and directors under our 1998 Collegiate Pacific Inc. Stock Option Plan. These outstanding options could have a significant adverse effect on the trading price of our common stock, especially if a significant volume of the options were exercised and the stock issued were immediately sold into the public market.



                                   THE COMPANY

BUSINESS

         The Company was originally incorporated in Pennsylvania in 1987. From August 1989 to June 16, 1997, the Company developed and marketed drug testing products under the name of Drug Screening Systems, Inc. On June 16, 1997, the Company sold substantially all of its assets, changed its name to DSSI, Inc., and thereafter had no formal operations.

         On February 17, 1998, the Company's stockholders authorized the Company to enter into the business of distributing sports equipment. This change in our business was accomplished through the following steps:

         o The Company sold 10,000,000 shares of Common Stock, a controlling interest in the Company. The price of the shares was $.20 per share, which was the average of the bid and ask price of the Common Stock on August 18, 1997, the date of the Stock Purchase Agreement, or a total price of $2 million. Michael J. Blumenfeld purchased 9,800,000 shares, and Adam Blumenfeld purchased 200,000 shares.

         o Michael J. Blumenfeld sold all of the assets, including the corporate name, of Collegiate Pacific Inc. f/k/a Nitro Sports Inc., a Texas corporation, to the Company, at cost. Mr. Blumenfeld formed that company in 1997 to engage in the catalog and mail order distribution of sports equipment.

         o The Company changed its name to Collegiate Pacific Inc. at that time.

         We are in the business of the mail order marketing of sports equipment. We sell our products primarily to institutional customers located throughout the United States. Our principal customers include country clubs, schools, YMCAs, YWCAs and similar recreational organizations, municipal recreation departments, and other governmental agencies. We offer a broad line of sporting equipment, including inflatable balls, nets for various sports, standards and goals for sports, weight lifting equipment, and other recreational products, and we also provide after sale customer service through toll-free numbers.


         We believe that prompt delivery of a broad range of products at competitive prices, coupled with prompt, accessible customer service, distinguishes Collegiate Pacific from its competitors. We currently market about 500 sports and recreational related equipment and products to over 200,000 potential institutional, retail, mass merchant, and team dealer customers. Since commencing operations, we have sold products to approximately 20,000 customers.



         Our master mailing list currently includes over 200,000 potential customers, and we intend to distribute approximately 700,000 catalogs and fliers to this audience during Fiscal Year 2000. Michael Blumenfeld, the President of the Company with 25 years of experience in the industry, supervised the development of this mailing list, and it is carefully maintained, screened, and cross-checked. We subdivided this mailing list into various combinations designed to place catalogs in the hands of the individuals making the purchase decisions. The master mailing list is also subdivided by relevant product types, seasons, and customer profiles. We also use other forms of solicitations such as trade shows, telemarketing, broadcast fax programs, and the Internet.


         Our revenues are not dependent upon any one or a few major customers. Our institutional customers typically receive annual appropriations for sports related equipment, which are generally spent in the period preceding the season in which the sport or athletic activity occurs. While institutions are subject to budget constraints, once allocations have been made, aggregate levels of expenditures are typically not reduced.

         We derive a significant portion of our revenues from the sale of products purchased directly from suppliers in the Far East. Accordingly, we are subject to the risks of this international component that may affect the our ability to deliver products in a timely and competitive manner. These risks include:

         o        Shipment delays;

         o        Fluctuation in exchange rates;

         o        Increases in import duties;


         o        Changes in customs regulations;


         o        Adverse economic conditions in foreign countries; and

         o        Political turmoil.

         As a result, we attempt to maintain a three to six week supply of critical inventory items in stock.

         Although the vast majority of products we distribute are purchased in final form, a small percentage of the items require minor fabrication to complete. We have welding machines and an assortment of tools to aid in this fabrication process. The raw materials used in this process are in the form of shipping supplies, nuts and bolts, and other commercially available products. We believe there are multiple suppliers for these products nationwide.


RECENT DEVELOPMENTS


         On December 11, 1998, the Company's stockholders approved the reincorporation of the Company from the Commonwealth of Pennsylvania to the State of Delaware, pursuant to a merger agreement with a newly formed Delaware corporation. The merger and reincorporation as a Delaware corporation was effective on July 21, 1999.

         On September 14, 1999 we obtained a $2 million revolving line of credit from Chase Bank of Texas, N.A. We may need to seek additional third-party financing to raise additional capital needed to support any future growth.


         On October 25, 1999 we acquired certain assets of Mark One Inc., a distributor of camping and related equipment as well as numerous items for the recreation, military and municipal markets.



         Also on October 25, 1999 we announced our intention to complete a 1-for-5 reverse stock split. This reverse stock split is subject to shareholder approval at our annual meeting of shareholders in January 2000. This prospectus does not reflect the results of the reverse stock split.

         On December 20, 1999 we closed licensing and distribution agreements with the Edwards Sports Company, a manufacturer of tennis nets and tennis court equipment.


SEASONAL NATURE OF BUSINESS

         We anticipate that our revenues will peak in the third and fourth quarters of each fiscal year due primarily to the budgeting procedures of many of our customers and the seasonal demand for the products. The first and second quarters generally experience lower revenues and higher expenses as a percentage of sales due to lessening customer demand because of decreased sports activities, adverse weather conditions inhibiting customer demand, holiday seasons, and school recesses.


COMPETITION

         We compete principally in the institutional market with local sporting goods dealers and other direct mail companies, which collectively dominate the institutional market. We compete on a number of factors, including price, relationships with customers, name recognition, product availability, and quality of service. We believe that we have an advantage on the institutional market over traditional sporting goods retailers because our selling prices do not include comparable price markups attributable to wholesalers, manufacturers, and distributors. In addition, we believe that we have an advantage over other direct mail marketers of sporting goods because we offer superior products, coupled with prompt and accessible service, at the most competitive prices.


EMPLOYEES

         We currently employ 21 people on a full-time basis. In addition, we may hire temporary employees as seasonal increases in demand occur. None of our employees are represented by a union, and we believe our relations with our employees are good.


PROPERTIES

         We lease our corporate headquarters and a warehouse facility located in Farmers Branch, Texas, with approximately 30,000 square feet. The lease for this facility expires in Fiscal Year 2003. We believe that this facility will be adequate for our business needs for the foreseeable future. We do not own any real property.


LEGAL PROCEEDINGS

         None.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The directors and executive officers of the Company are:

                                                                    Positions and Offices Held
                    Name                         Age                       With the Company
----------------------------------------------   ---   --------------------------------------------------------------

Michael J. Blumenfeld.........................   53    Chairman of the Board, President, and Chief Executive Officer
Arthur J. Coerver.............................   56    Chief Operating Officer and Director
Harvey Rothenberg.............................   57    Vice President Marketing and Director
William R. Estill.............................   50    Chief Financial Officer, Secretary and Treasurer
Chad H. Edlein................................   28    Vice President Corporate Development
Jeff Davidowitz...............................   43    Director
Robert W. Philip..............................   63    Director
William A. Watkins, Jr........................   56    Director

         Michael J. Blumenfeld has served as Chairman of the Board, President, and Chief Executive Officer of the Company since February 1998. From July 1997 until February 1998, Mr. Blumenfeld served as President and Chief Executive Officer of Collegiate Pacific, Inc., a Texas corporation that sold all of its assets to the Company in February 1998. From 1992 until November 1996, Mr. Blumenfeld served as Chairman of the Board and Chief Executive Officer of Sport Supply Group, Inc., a New York Stock Exchange company engaged in the direct mail marketing of sports related equipment.

         Arthur J. Coerver joined the Company in February 1998 as Chief Operating Officer and a director. From 1991 through 1997, Mr. Coerver was Vice President, Sales and Marketing, of Sport Supply Group, Inc., a New York Stock Exchange company engaged in the direct mail marketing of sports related equipment.

         Harvey Rothenberg joined the Company in February 1998 as Vice President of Marketing and Secretary, and has served on the Board of Directors since December 1998. In August 1999, Mr. Rothenberg resigned as Secretary. From 1977 to 1998 Mr. Rothenberg served as Vice President of Sales for Sport Supply Group, Inc., a New York Stock Exchange company engaged in the direct mail marketing of sports related equipment.


         William R. Estill joined the Company in July 1999 as Chief Financial Officer and Treasurer, and has been Secretary since August 1999. From December 1997 until February 1999, Mr. Estill served as Vice President of Finance for FWT, Inc., a manufacturer of telecommunication structures. From May 1996 to November 1997, Mr. Estill served as Chief Financial Officer of Bearcom, Inc. From April 1985 to May 1996, Mr. Estill served as Vice President, Chief Financial Officer, Secretary and Treasurer for Sport Supply Group, Inc., a New York Stock Exchange company engaged in the direct mail marketing of sports related equipment. Mr. Estill was also a member of the Board of Directors during his tenure with Sport Supply Group, Inc. Mr. Estill holds a Bachelor of Business Administration degree in Accounting from the University of Texas at Arlington and passed the CPA exam in 1983.


         Chad H. Edlein joined the Company in July 1997. From 1994 to 1997 Mr. Edlein served as Marketing Manager for Sport Supply Group, Inc., a New York Stock Exchange company engaged in the direct mail marketing of sports related equipment.

         Jeff Davidowitz has served as a director of the Company since June 1994. Mr. Davidowitz also serves as President of Penn Footwear, a private investment company, since January 1, 1991. Prior to that, Mr. Davidowitz was Vice President of Penn Footwear.

         Robert W. Philip has served as a director of the Company since February 1998. Mr. Philip served as Executive in Residence and Lecturer in the Department of Accounting of the College of Business Administration at the University of North Texas in Denton, Texas from September 1989 until May 1994. Prior to that time, Mr. Philip served as an audit partner with Arthur Andersen, S.C. for approximately 18 years. Mr. Philip is currently retired from the University of North Texas and Arthur Andersen, S.C.

         William A. Watkins, Jr. has served as a director since February 1998. Mr. Watkins has been a partner of Watkins, Watkins and Keenan, a certified public accounting firm, since December 1971.

EXECUTIVE COMPENSATION

         The following Summary Compensation Table shows compensation for the 1999 and 1998 fiscal years of the Chief Executive Officer, and each executive officer of the Company who earned over $100,000 (a "Named Executive Officer").

                                                   Annual Compensation                  Long Term Compensation
                                        ------------------------------------------              Awards
                                                                                      ----------------------------
                                                                         Other                         Securities        All
                                                                         Annual        Restricted        Under-         Other
  Name and Principal                                                     Compen-          Stock           lying        Compen-
       Position                            Salary          Bonus         sation          Award(s)        Options        sation
                              Year          ($)             ($)            ($)             ($)             (#)           ($)
------------------------     -------    -------------    ---------     -----------    -------------    -----------    ----------

Michael J. Blumenfeld
   Chairman, President
   & Chief Executive         1999         $78,000.00                                    $93,750.00         50,000
   Officer (1)...........    1998         $77,000.00        --             --              --              --            --


Arthur J. Coerver
   Chief Operating
   Officer &                 1999        $108,000.00                                    $46,875.00         25,000
   Director (2)..........    1998        $112,500.00        --             --              --              --            --

(1) Mr. Blumenfeld became Chairman, President, and Chief Executive Officer on February 17, 1998.

(2)      Mr. Coerver became Chief Operating Officer on February 17, 1998.


DIRECTOR COMPENSATION

         Directors receive $7,500.00 per year for their service on the Board of Directors or any committee of the Board of Directors. Directors are reimbursed for their reasonable out-of-pocket expenses associated with attending Board of Directors and committee meetings.


EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

         None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information known to the Company with respect to beneficial ownership of shares of Common Stock as of June 30, 1999 for:

         o All persons who are beneficial owners of 5% or more of the Company's Common Stock;

         o        Each director and nominee for director;


         o The Company's Chief Executive Officer and the other Named Executive Officer in the Summary Compensation Table above; and


         o        All executive officers and directors as a group.


   Executive Officers and Directors (1)        Number of Shares Beneficially Owned         Percent of Class (2)
   ------------------------------------        -----------------------------------         --------------------

Michael J. Blumenfeld(4)                                   9,742,611                              55.9%
Arthur J. Coerver(5)                                         141,200                                 *
Harvey Rothenberg(6)                                          29,436                                 *
William R. Estill                                                 --                                 *
Chadd Edlein (9)                                              77,500                                 *
Jeff Davidowitz(3)                                           615,000                               3.5%
Robert W. Philip(7)                                           47,500                                 *
William A. Watkins, Jr.(8)                                    72,500                                 *

Executive Officers and Directors                          10,725,747                              61.67%
as a Group (7 persons)


*Less than 1%

(1) The address for each person listed is 13950 Senlac, Suite 200, Farmers Branch, Texas 75234.

(2) Percentages are based on the total number of shares of Common Stock outstanding as of September 28, 1999, plus the total number of outstanding options held by each person that are exercisable within 60 days of such date. Shares of Common Stock issuable upon exercise of outstanding options, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise noted in the following footnotes, other than shared property rights created under joint tenancy or marital property laws as between the Company's directors and executive officers and their respective spouses, each stockholder named in the table has sole voting and investment power with respect to the shares of Common Stock set forth opposite such stockholder's name.

(3) Consists of 610,000 shares of Common Stock and 5,000 shares issuable upon exercise of an option expiring February 24, 2009.


(4) Consists of 9,692,611 shares of Common Stock and 50,000 shares issuable upon exercise of an option expiring February 24, 2009.


(5) Consists of 116,200 shares of Common Stock and 25,000 shares issuable upon exercise of an option expiring February 24, 2009.


(6) Consists of 1,000 shares of Common Stock, 8,436 shares of Common Stock held in trust for the benefit of Mr. Rothenberg's child, and 15,000 shares issuable upon exercise of an option expiring February 24, 2009, and 5,000 in shares issuable upon exercise of an option expiring February 24, 2009 held by the spouse of Mr. Rothenberg.


(7) Consists of 42,500 shares of Common Stock and 5,000 shares issuable upon exercise of an option expiring February 24, 2009.


(8) Consists of 67,500 shares of Common Stock and 5,000 shares issuable upon exercise of an option expiring February 24, 2009.


(9) Consists of 70,000 shares of Common Stock and 7,500 shares issuable upon exercise of an option expiring February 24, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On February 17, 1998, the Company sold 9,800,000 shares of Common Stock to Michael J. Blumenfeld and 200,000 shares to Adam Blumenfeld for $0.20 per share, or an aggregate purchase price of $2,000,000, in cash, pursuant to the Stock Purchase Agreement dated August 18, 1997 by and between the Company and Michael and Adam Blumenfeld. Adam Blumenfeld is the son of Mr. Blumenfeld. Mr. Blumenfeld was not an officer or director of the Company at the time of the execution of the Stock Purchase Agreement. The consideration paid by Mr. Blumenfeld for the Common Stock was based on the average of the high and low bid price of the Common Stock as reported by the NASD on August 18, 1997, the date of the Stock Purchase Agreement.

         Also on February 17, 1998, in connection with the Stock Purchase Agreement, the Company sold:

         o        100,000 shares of Common Stock to Arthur J. Coerver;

         o        67,500 shares of Common Stock to Robert W. Philip; and

         o        67,500 shares of Common Stock to William A. Watkins, Jr.


         These shares were sold at $.20 per share, and Messrs. Coerver, Philip and Watkins became directors of the Company upon consummation of the Stock Purchase Agreement


         Since April 14, 1997, Michael J. Blumenfeld has made loans, net of repayments, to the Company in an aggregate amount approximating $755,000. These loans are payable on demand and bear interest at the rate of 12% per annum. The aggregate amount outstanding for such loans (including accrued interest) at June 30, 1999 and June 30, 1998 was $980,720 and $899,836, respectively.


             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS


MARKET

         The following table sets forth, for the periods indicated, the quarterly range of the high and low bid prices of the Common Stock as reported by the NASD on the Bulletin Board:


Fiscal 2000 Quarter Ended                             Low                      High
-------------------------                             ---                      ----

September 30, 1999                                  $1.84                     $2.84
December 31, 1999                                   $1.51                     $1.70


Fiscal 1999 Quarter Ended                             Low                      High
-------------------------                             ---                      ----

September 30, 1998                                  $1.63                     $2.13
December 31, 1998                                    1.63                      2.25
March 31, 1999                                       1.63                      2.44
June 30, 1999                                        1.75                      2.69

Fiscal 1998 Quarter Ended                             Low                      High
-------------------------                             ---                      ----

September 30, 1997                                 $0.172                     $1.63
December 31, 1997                                    1.63                      2.25
March 31, 1998                                       2.31                      2.56
June 30, 1998                                        2.35                      2.69


The foregoing quotations reflect inter-dealer prices, without mark-up, mark-down or commissions, and may not reflect actual transactions.


         On October 25, 1999 we announced our intention to complete a 1-for-5 reverse stock split. This reverse stock split is subject to shareholder approval at our annual meeting of shareholders in January 2000. This prospectus does not reflect the results of the reverse stock split.


HOLDERS

         As of September 28, 1999, there were 393 holders of record of Common Stock, and there were 17,311,833 shares of Common Stock issued and outstanding.

DIVIDENDS

         The Company did not declare or pay any cash or stock dividends on the Common Stock during the fiscal year ended June 30, 1999. The Company currently does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Company's Board of Directors and will be dependent upon then existing conditions, including the Company's financial condition, results of operations, contractual restrictions, capital requirements, business prospects, and such other factors as the Board deems relevant.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

         The Company was originally incorporated in Pennsylvania in 1987. From August 1989 to June 16, 1997, the Company developed and marketed drug testing products under the name of Drug Screening Systems, Inc. On June 16, 1997, the Company sold substantially all of its assets, changed its name to DSSI, Inc. and thereafter had no formal operations.

         Michael J. Blumenfeld formed Collegiate Pacific Inc. as a Texas corporation on April 10, 1997. That company was original named Nitro Sports Inc. and it began business during the latter part of June 1997. Effective February 7, 1998, Collegiate Pacific Inc. entered into a reverse acquisition agreement with DSSI, Inc., which was then a publicly held shell corporation.

         On April 14, 1998, we acquired all of the issued and outstanding common stock of Product Merchandising, Inc. We accounted for this transaction as a purchase, and, accordingly, the results and operations of this entity were included in the Company's results of operations commencing on April 14, 1998. The Company also acquired Vantage Products International, Inc. on May 31, 1998 by issuing common stock for all of the issued outstanding common stock of that entity. We accounted for this acquisition as a pooling of interests and, accordingly, the results of operations of the Company include the results of operations of the pooled entity for the entire fiscal year.


         We solicit customers from a variety of catalogs designed for specific uses, including summer camps, baseball, and general sports and recreation, and we distributed approximately 550,000 catalogs to current and prospective customers during Fiscal Year 1999. After the end of Fiscal Year 1999, the Company entered into a supply agreement with the General Services Administration of the federal government to furnish certain products to government agencies. There were no sales to any federal government agencies in Fiscal Year 1999, and sales to those agencies in Fiscal Year 2000, as of September 30, 1999, were immaterial. We also solicit customers through trade shows, road salesmen, broadcast fax programs, telemarketing, and the Internet.


         Collegiate Pacific had no operations prior to June 30, 1997, and accordingly this discussion covers the subsequent periods only.


RESULTS OF OPERATIONS - COMPARISON OF THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998


         Sales


         Revenues for the three months ended September 30, 1999 increased by approximately $456,000 (33%) as compared to the same period in 1998. The Company attributes the growth in revenues to an increase in marketing activity and the growth in its customer base. As the result of expanded operations and marketing activities, we believe that future revenues will continue to exhibit growth from current levels. We also believe that seasonality in revenues will continue to be a factor in future periods as revenues during the third and fourth quarters of the Company's fiscal year are typically higher due to the order pattern of the Company's customer base.

         Gross Profit

         The Company's gross profit for the three months ended September 30, 1999, increased by approximately $191,000 (44%) as compared to the same period in 1998. As a percentage of sales the gross profit increased to 34.5% as compared to 32% for the same period in 1998. The increase was the result of increased marketing activities and growth in the Company's higher margin customer base.


         Selling, General and Administrative Expenses


         Selling, general and administrative expenses for the three months ended September 30, 1999 increased by approximately $280,000 (58%) as compared to the same period in 1998. As a percentage of sales, selling, general and administrative expenses increased to 39% from 34%. The increase in selling, general, and administrative expense in dollars and as a percentage of sales is due to the Company's increased staffing requirements to manage substantially higher sales volume and an increase in advertising related expenses.


RESULTS OF OPERATIONS - COMPARISON OF THE YEAR ENDED JUNE 30, 1999 TO THE YEAR ENDED JUNE 30, 1998

RESULTS OF OPERATIONS

         Net Sales

         Net sales for the fiscal year ended June 30,1999 increased by approximately $3.5 million (107%) as compared to the period ended June 30, 1998. The increase in net sales of approximately 33% reflects the addition of the camp catalog to the Company's lines of business. The balance of the increase is due to higher volume in the our primary catalog sales. We believe this trend in increased sales volume will continue in future periods, however no assurances can be made that the increased sales level will be as high.

         Gross Profit

         Gross profit for the fiscal year ended June 30, 1999 increased by approximately $1.3 million (107%) as compared to the period ended June 30,1998. As a percentage of sales, the gross profit was approximately 36% for both periods ended June 30, 1999 and 1998.

         Selling, General, and Administrative Expense

         Selling, general, and administrative expense for the period ended June 30,1999 increased by approximately $640,000 as compared to the period ended June 30, 1998. As a percentage of net sales, the selling, general, and administrative expense decreased to approximately 34% for the period ended June 30, 1999, as compared to 52% for the period ended June 30, 1998. The increase in the selling, general, and administrative expense was due primarily to the following:

         o An increase in salaries and personnel related cost of approximately $200,000 as the Company staffed additional personnel in the camp related business and to manage the increase in the primary catalog sales.

         o An increase in advertising of approximately $160,000 due to mailing catalogs to the camp related customers and an increase in catalogs and fliers to baseball and other primary catalog customers.

         o An increase in shipping cost of approximately $70,000 due to the increased sales activity.


         o An increase in amortization expense of approximately $52,000 due to the amortization of the cost in excess of net tangible assets acquired in late Fiscal Year 1998.


         o An increase in warehouse related expense of approximately $50,000 due to the increased sales activity.

         Operating Profit

         Operating profit increased by approximately $630,000 for the period ended June 30,1999 as compared to the period ended June 30, 1998. As a percentage of net sales, the operating profit increased to approximately 2% as compared to a 16% operating loss for the period ended June 30, 1998. The increase is attributable to the increase in net sales.

         Interest Expense


         Interest expense decreased by approximately $60,000 for the period ended June 30,1999 as compared to the period ended June 30, 1998. As a percentage of sales, interest expense decreased to approximately 2% for the period ended June 30, 1999 as compared to 5% for the period ended June 30, 1998. The decrease reflects the lower borrowing requirements due to decreased inventory purchases made in Fiscal Year 1999. All of the interest incurred in Fiscal Years 1999 and 1998 relates to interest paid on the note to Mr. Blumenfeld. (See "Liquidity and Capital Resources," below)


         Provision for Income Taxes

         The provision for taxes increased by $33,580 for the period ended June 30, 1999 as compared to the period ended June 30,1998. The increase is the result of the Company and its subsidiaries filing separate returns during the period ending June 30, 1999.

         Net Loss


         The net loss decreased by approximately $648,000 for the period ended June 30, 1999 as compared to the period ended June 30, 1998. As a percentage of sales, the net loss as a percentage of sales, decreased to approximately 1/2% for the period ended June 30, 1999 as compared to 21% for the same period ended June 30,

1998. The decrease is primarily due to the increase in net sales and the resulting increase in gross profit and lower selling, general and administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES - COMPARISON OF THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998


         Cash used in operations for the period ended September 30, 1999 was approximately $882,000 as compared to approximately $398,000 for the same period in 1998. The increase was due primarily to the purchase of additional inventories in anticipation of an increase in selling activities in future periods and the addition of products offered by the Company.


         Cash used in investing activities was $2,107 for the period ended September 30, 1999 and was used to purchase equipment and treasury shares, and was partially offset by the repayment of the note receivable from stockholders.

         We generated approximately $448,000 from financing activities. The cash from financing activities was approximately $406,000 in proceeds from notes payable, and approximately $43,000 from the issuance of common shares upon the exercise of stock options.


         On September 14, 1999, the Company agreed to terms for a $2,000,000 Revolving Line of Credit with Chase Bank of Texas, N.A. The Revolving Line of Credit will allow the Company to borrow funds based upon a certain percentage of accounts receivable and inventories. The Revolving Line of Credit will mature on October 31, 2001 and includes a provision for letters of credit. Borrowings under the Revolving Line of Credit will bear interest at the prevailing Prime Rate plus 1/4% or LIBOR plus 2 1/2%. The note payable to Mr. Blumenfeld is subordinate to the Revolving Line of Credit and Mr. Blumenfeld partially guarantees the Revolving Line of Credit up to $1,000,000.


         We believe that the Company will be able to satisfy its short term and long term liquidity requirements from borrowings under the Revolving Line of Credit and from cash generated from operations. The Company may experience periods of higher borrowing under the credit facility due to the seasonal nature of its business cycle. We are actively seeking expansion through acquisitions and/or joint ventures, and the success of such efforts may require additional bank debt, equity financing, or private financing.

LIQUIDITY AND CAPITAL RESOURCES - COMPARISON OF THE YEAR ENDED JUNE 30, 1999 TO THE YEAR ENDED JUNE 30, 1998

LIQUIDITY AND CAPITAL RESOURCES

         Cash used in operations for the period ended June 30, 1999 was approximately $190,000 as compared to $2.7 million for the period ended June 30, 1998. The decrease of approximately $2.6 million was primarily due to lower purchases after the initial buildup, when operations commenced, and lower inventory levels as a result of the increased sales volume, as well as the decrease in net loss, and was partially offset by an increase in accounts receivable also due to the increased sales.


         We used approximately $82,000 in cash for investing activities. The primary use of cash in investing activities was for the purchase of property and equipment. The company expects to spend a comparable amount for capital expenditures in Fiscal Year 2000.


         We also generated approximately $276,000 in cash from financing activities. The cash generated from financing was approximately $226,000 of net proceeds from the note payable to Mr. Blumenfeld, and approximately $50,000 in proceeds from the issuance of common stock upon the exercise of common stock options. We used this cash to finance the increase sales volume.


         On March 31, 1999 the Company amended the Promissory Note to Mr. Blumenfeld. The amended note reflects a maturity date of April 10, 2001 and borrowings under the note carry a rate of 12% per annum. As of June 30, 1999 the aggregate outstanding amount under the note payable was $980,720.


         On September 14, 1999, the Company agreed to terms for a $2,000,000 Revolving Line of Credit with Chase Bank of Texas, N.A. The new Revolving Line of Credit will allow the Company to borrow funds based upon a certain percentage of accounts receivable and inventories. The new Revolving Line of Credit will mature on October 31, 2001 and includes a provision for letters of credit. Borrowings under the Revolving Line of Credit will bear interest at the prevailing prime rate plus 1/4% or LIBOR plus 2 1/2%. The note payable to Mr. Blumenfeld is subordinate to the Revolving Line of Credit and Mr. Blumenfeld guarantees the Revolving Line of Credit up to $1,000,000.

         We believe that the Company will satisfy its short term and long-term liquidity needs from borrowings under the new Revolving Line of Credit and from cash flows from operations. We are actively seeking expansion through acquisitions and/or joint ventures, and the success of such efforts may require additional bank debt, equity financing, or private financing.

YEAR 2000 IMPACT


         The Year 2000 issue is the result of computer programs written using two digits rather than four digits to define "date" fields. Information systems have time sensitive operations that, as a result of this data field limitation, could disrupt activities in the normal business cycle. We purchased and implemented new information systems in Fiscal Year 1999, which brought the information systems into Year 2000 compliance.


         We have not discussed the Year 2000 issue with our customers and suppliers. There can be no assurance that the systems of these other companies will be timely converted, and the failure of our significant suppliers and customers to make necessary Year 2000 modifications could have a material adverse impact on the our results and operations.

                            DESCRIPTION OF SECURITIES


GENERAL


         As of the closing of the offering, the Company's authorized capital stock will consist of 50,000,000 shares of Common Stock, par value $.01 per share and 1,000,000 shares of Preferred Stock, par value $.01 per share.


COMMON STOCK

         The holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividends." In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.


PREFERRED STOCK

         As of the date of this Prospectus, no shares of Preferred Stock are outstanding. The Board of Directors may authorize the issuance of Preferred Stock in one or more series and may determine, with respect to any such series, the designations, powers, preferences, and rights of such series, and its qualifications, limitations, and restrictions, including, without limitation,
(i) the designation of the series; (ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding); (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series; (iv) the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other class or classes of stock; (v) the redemption rights and price or prices, if any, for shares of the series; (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series; (vii) the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company; (viii) whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustment thereof, the date or dates as of which such shares will be convertible and all other terms and conditions upon which such conversion may be made; and (ix) the voting rights, if any, of the holders of shares of such series.


STOCK TRANSFER AGENT AND REGISTRAR

         The stock transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.


STOCKHOLDER REPORTS

         The Company furnishes its stockholders with annual reports containing audited financial statements and may furnish its stockholders quarterly or semi-annual reports containing unaudited financial information.


DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

         Section 203 of the Delaware General Corporation Law

         The Company is subject to the provisions of Section 203 of the GCL (the "Anti-takeover Law") regulating corporate takeovers. The Anti-takeover Law prevents certain Delaware corporations from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (defined as a stockholder who acquires 15% or more of the corporation's outstanding voting stock without the prior approval of the corporation's Board of Directors) for three years following the date that such stockholder became an "interested stockholder". A Delaware corporation may "opt out" of the Anti-takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the application of the Anti-takeover Law.


                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Hughes & Luce, L.L.P., Dallas, Texas.

                                     EXPERTS


         The consolidated financial statements of the Company as of June 30, 1999 and June 30, 1998, and for the years then ended, are included in the Registration Statement of which this Prospectus is a part in reliance on the reports of, respectively, GRANT THORNTON LLP and SUTTON FROST LLP, independent auditors, which reports are included herein. The consolidated financial statements audited by GRANT THORNTON LLP and SUTTON FROST LLP have been included herein in reliance on their reports given on their authority as experts in accounting and auditing.



                                 INDEMNIFICATION

         The Company's Bylaws provide that any officer or director who is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was an officer or a director of the Company or is or was serving at the request of the Company as a director or an officer of another entity shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law ("DGCL") against all expense, liability, and loss reasonably incurred or suffered by such person in connection therewith. The right to indemnification includes the right to be paid by the Company for expenses incurred in defending any such proceeding in advance of its final disposition. Officers and directors are not entitled to indemnification if such persons did not meet the applicable standard of conduct set forth in the DGCL for officers and directors.

         DGCL Section 145 provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the Company's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well, to the extent of expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         The indemnification provisions contained in the Company's Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

         Insofar as indemnification by the Company for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                                           PAGE
                                                                                                           ----

Index to Consolidated Financial Statements..............................................................    24

Reports of Independent Auditors.........................................................................    F-1
Consolidated Balance Sheets as of June 30, 1999 and 1998................................................    F-3
Consolidated Statements of Operations for the year ended June 30, 1999 and 1998.........................    F-5
Consolidated Statement of Stockholders' Equity for the year ended June 30, 1999 and 1998................    F-6
Consolidated Statements of Cash Flows for the year ended June 30, 1999 and 1998.........................    F-7
Notes to Consolidated Financial Statements..............................................................    F-9

Condensed Consolidated Balance Sheets as of September 30, 1999 (Unaudited) and June 30, 1999............    F-19
Condensed Consolidated Statements of Operations for the three months ended September 30, 1999
 and 1998 (Unaudited)...................................................................................    F-20
Condensed Consolidated Statements of Cash Flows for the three months ended September 30, 1999
 and 1998 (Unaudited)...................................................................................    F-21
Notes to Condensed Consolidated Financial Statements (Unaudited)........................................    F-22

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES


                         REPORT OF INDEPENDENT AUDITORS



The Stockholders and Board of Directors
COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

We have audited the accompanying consolidated balance sheet of COLLEGIATE PACIFIC INC. AND SUBSIDIARIES as of June 30, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of COLLEGIATE PACIFIC INC. AND SUBSIDIARIES as of June 30, 1999, and the consolidated results of their operations and their consolidated cash flows for the year then ended, in conformity with generally accepted accounting principles.


                               GRANT THORNTON LLP

Dallas, Texas
August 25, 1999

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

                         REPORT OF INDEPENDENT AUDITORS



The Stockholders and Board of Directors
COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

We have audited the accompanying consolidated balance sheet of COLLEGIATE PACIFIC INC. AND SUBSIDIARIES as of June 30, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of COLLEGIATE PACIFIC INC. AND SUBSIDIARIES as of June 30, 1998, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                SUTTON FROST LLP


Arlington, Texas
August 25, 1998

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1999 AND 1998


                                     ASSETS

                                                                                        1999            1998
                                                                                    -----------     -----------
Current Assets:
     Cash and Cash Equivalents                                                      $   518,844     $   514,494
     Accounts Receivable, less allowance for doubtful accounts
       of $38,806 in 1999 and $-0- in 1998                                            1,142,708         685,974
     Inventory                                                                        1,843,820       2,149,020
     Prepaid Expenses and other Current Assets                                           23,581          40,064
                                                                                    -----------     -----------
             Total Current Assets                                                     3,528,953       3,389,552

Property and Equipment, net of accumulated depreciation
  of $98,785 in 1999 and $50,155 in 1998                                                150,585         120,626
Other Assets:
     License Agreements, net of accumulated amortization of
       $50,030 in 1999 and $12,408 in 1998                                              253,586         279,258
     Cost in Excess of Net Tangible Assets Acquired, net of
       accumulated amortization of $42,373 in 1999 and
       $7,590 in 1998                                                                   509,373         544,156
     Other Assets, net                                                                   54,409          54,552
                                                                                    -----------     -----------

                                                                                    $ 4,496,906     $ 4,388,144
                                                                                    ===========     ===========

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1999 AND 1998


                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                                      1999              1998
                                                                                  -----------       -----------

Current Liabilities:
     Accounts Payable                                                             $   537,056       $   552,618
     Accrued Expenses                                                                  51,181           192,066
     Note Payable to Stockholder                                                           --           754,671
     Other Current Liabilities                                                         86,826            59,365
                                                                                  -----------       -----------
             Total Current Liabilities                                                675,063         1,558,720

Note Payable to Stockholder                                                           980,720                --
                                                                                  -----------       -----------

             Total Liabilities                                                      1,655,783         1,558,720
                                                                                  -----------       -----------

Commitments and Contingencies                                                              --                --

Stockholders' Equity:
     Common Stock, $.01 par value; authorized 20,000,000
        shares; issued and outstanding: 17,201,833 in 1999
        and 17,016,833 in 1998                                                        172,018           170,168
     Additional Paid-in Capital                                                     3,368,954         3,320,804
     Accumulated Deficit                                                             (660,462)         (629,928)
     Treasury Shares, at Cost; 4,500 shares in 1999                                   (10,982)               --
                                                                                  -----------       -----------
                                                                                    2,869,528         2,861,044

     Less: Notes Receivable from Stockholders                                         (28,405)          (31,620)
                                                                                  -----------       -----------

             Total Stockholders' Equity                                             2,841,123         2,829,424
                                                                                  -----------       -----------

                                                                                  $ 4,496,906       $ 4,388,144
                                                                                  ===========       ===========






                     The accompanying notes are an integral
                part of these consolidated financial statements.

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998




                                                                                  1999                  1998
                                                                              ------------          ------------

Sales                                                                         $  6,813,333          $  3,283,825

Cost of Sales                                                                    4,367,382             2,106,581
                                                                              ------------          ------------

             Gross Profit                                                        2,445,951             1,177,244

Selling, General and Administrative Expenses                                     2,343,434             1,704,859
                                                                              ------------          ------------

             Operating Profit (Loss)                                               102,517              (527,615)
                                                                              ------------          ------------

Other Income (Expense):
     Interest Expense                                                             (110,534)             (172,027)
     Interest Income                                                                11,373                20,737
                                                                              ------------          ------------

             Total Other Income (Expense)                                          (99,161)             (151,290)
                                                                              ------------          ------------

Income(Loss)  Before Provision for Taxes                                             3,356              (678,905)

Provision for Taxes                                                                 33,890                    --
                                                                              ------------          ------------

             Net loss                                                         $    (30,534)         $   (678,905)
                                                                              ============          ============


Weighted average shares of common stock outstanding                             17,046,285            16,606,025
                                                                              ============          ============

Net loss per share of common stock (basic and diluted)                        $      (0.00)         $      (0.04)
                                                                              ============          ============






                     The accompanying notes are an integral
                part of these consolidated financial statements.

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998




                                   COMMON STOCK
                            ------------------------
                                                                                                        NOTES
                                                                                       TREASURY      RECEIVABLE
                                                     ADDITIONAL        RETAINED         SHARES          FROM
                               SHARES     AMOUNT   PAID-IN CAPITAL EARNINGS/(DEFICIT)   AT COST     STOCKHOLDERS       TOTAL
                               ------     ------   --------------- ------------------  --------     ------------    -----------


Balance at July 1, 1997     16,401,000  $ 164,010    $ 2,716,296   $ 48,977             $    --      $ (31,620)     $ 2,897,663

Issuance of stock for
     cash                      345,000      3,450        65,550               --               --            --          69,000

Issuance of stock for
     purchase of Product
     Merchandising, Inc.       137,500      1,375       273,625               --               --            --         275,000

Issuance of stock for
     license agreements        133,333      1,333       265,333               --               --            --         266,666

Net loss                            --         --            --         (678,905)              --            --        (678,905)
                             ---------  ---------    ----------        ---------        ---------     ---------     -----------

Balance at June 30, 1998    17,016,833    170,168     3,320,804         (629,928)              --       (31,620)      2,829,424

Issuance of stock for
     cash                      185,000      1,850        48,150               --               --            --          50,000

Purchase of 4,500 shares
     of stock for cash              --         --            --               --          (10,982)           --         (10,982)

Repayments on Notes
     Receivable from
     Stockholders                   --         --            --               --               --         3,215           3,215

Net loss                            --         --            --          (30,534)              --            --         (30,534)
                             ---------  ---------    ----------        ---------        ---------     ---------     -----------

Balance at June 30, 1999     17,201,833 $ 172,018    $3,368,954        $(660,462)       $ (10,982)    $ (28,405)      2,841,123
                             ========== =========    ==========        =========        =========     =========     ===========






                     The accompanying notes are an integral
                part of these consolidated financial statements.

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998



                                                                                      1999              1998
                                                                                   ----------       ------------

Cash flows from operating activities:
     Net loss                                                                      $  (30,534)      $  (678,905)
     Adjustments to reconcile net loss to net cash
       used by operating activities:
       Depreciation                                                                    32,367            23,606
       Amortization                                                                    75,618            26,420
       Change in assets and liabilities, net of effects of business acquisitions:
            Accounts Receivable                                                      (456,734)         (634,862)
            Inventory                                                                 305,200        (2,149,020)
            Prepaid Expenses and Other Current Assets                                  16,483           (40,064)
            Other Assets, net                                                          (3,070)           48,029
            Accounts Payable                                                          (15,562)          455,477
            Accrued Expenses                                                         (140,885)          190,051
            Other Liabilities                                                          27,461            (2,343)
                                                                                   ----------       -----------

             Net cash used by operating activities                                   (189,656)       (2,761,611)
                                                                                   ----------       -----------

Cash flows from investing activities:
     Purchase of Property and Equipment                                               (62,326)         (128,263)
     Cash in public entity in connection with reverse acquisition                          --           582,660
     Cash paid for Licenses                                                           (11,950)          (25,000)
     Cash paid for Treasury Shares                                                    (10,982)
     Cash received from Notes Receivable from Stockholders                              3,215
     Cash used in business acquisition net of cash acquired                                --          (182,963)
                                                                                   ----------       -----------

             Net cash provided by(used in) investing activities                       (82,043)          246,434
                                                                                   ----------       -----------

                                   (Continued)





                     The accompanying notes are an integral
                part of these consolidated financial statements.

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998



                                                                                        1999            1998
                                                                                     ---------      -----------
Cash flow from financing activities
     Net proceeds from Notes Payable to Stockholder                                    226,049          754,671
     Proceeds from issuance of Common Stock                                             50,000        2,275,000
                                                                                     ---------      -----------

        Net cash provided by financing activities                                      276,049        3,029,671

                     Increase in cash                                                    4,350          514,494

Cash and cash equivalents at beginning of year                                         514,494               --
                                                                                     ---------      -----------

Cash and cash equivalents at end of year                                             $ 518,844      $   514,494
                                                                                     =========      ===========

Noncash investing activities:

     Common stock issued to stockholders for notes receivable                        $      --      $    31,620
                                                                                     =========      ===========

     Common stock issued for license agreements                                      $      --      $   266,666
                                                                                     =========      ===========

     Common stock issued for purchase of subsidiary                                  $      --      $   275,000
                                                                                     =========      ===========

Cash Payments for:
     Income taxes                                                                    $  26,020      $        --
                                                                                     =========      ===========
     Interest                                                                        $ 255,699      $        --
                                                                                     =========      ===========





                     The accompanying notes are an integral
                part of these consolidated financial statements.

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1999 AND 1998



1  - GENERAL AND BACKGROUND

Collegiate Pacific Inc. ("CPI") was incorporated on April 10, 1997 and began business in June 1997. The Company is a Delaware corporation and is primarily engaged in the mail order marketing of professional sports equipment to schools, colleges and other organizations throughout the United States.


Effective February 17, 1998 CPI entered into a reverse acquisition agreement with DSSI, Inc. ("DSSI"), a publicly held "shell" corporation. DSSI issued 9,800,000 (approximately 62.5%) shares of DSSI's voting common stock in exchange for all of the outstanding shares of CPI (a tax free reorganization). The public entity then changed its name to Collegiate Pacific, Inc. The year-end was previously December 26, but changed to June 30, the public entity's year-end. For accounting purposes, the transaction was treated as a recapitalization of CPI, with CPI as the acquirer (a reverse acquisition). Accordingly, the financial statements prior to the reverse acquisition date included herein are those of CPI. The recapitalization has been given retroactive effect to July 1, 1997.



2  - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

The consolidated financial statements include the accounts of CPI and its wholly owned subsidiaries Product Merchandising, Inc. ("PMI"), and Vantage Products International, Inc. ("VPI") (collectively referred to as the "Company"). Significant intercompany accounts and transactions have been eliminated.

FINANCIAL INSTRUMENTS AND CREDIT RISK CONCENTRATIONS

Financial instruments, which are potentially subject to concentrations of credit risk, consist principally of cash and accounts receivable. Cash deposits are placed with high credit quality financial institutions to minimize risk. Accounts receivable are unsecured. The fair value of these financial instruments and notes payable approximate their carrying values.

RECLASSIFICATIONS

Certain amounts for June 30, 1998 have been reclassified to conform to the current year classifications.

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1999 AND 1998



2  - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ESTIMATES AND ASSUMPTIONS

Management uses estimates and assumptions in preparing consolidated financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could vary from the estimates used in preparing the accompanying consolidated financial statements.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

Inventories, which consist of goods held for resale, are carried at the lower of cost or market using the average cost method.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives (5 to 7 years). The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized.

COST IN EXCESS OF NET TANGIBLE ASSETS ACQUIRED

Cost in excess of net tangible assets acquired is the difference between the purchase price paid and liabilities assumed over the estimated fair market value of assets acquired. Cost in excess of net tangible assets acquired in connection with acquisitions is amortized using the straight-line method over 15 years. Amortization expense relating to cost in excess of net tangible assets amounted to $36,542 and $7,590 for the years ended June 30, 1999 and 1998. On an on-going basis management reviews recoverability, the valuation and amortization of cost in excess of net tangible assets. As a part of this review, the Company considers the undiscounted projected future net cash flows in evaluating the recoverability of cost in excess of net tangible assets. If the undiscounted future net cash flows were less than the stated value, cost in excess of net tangible assets would be written down to fair value.

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1999 AND 1998



2  - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


LICENSE AGREEMENTS


License agreements represent amounts paid to acquire exclusive distribution rights for specific products and are amortized over their estimated useful life ranging from 3 to 15 years. Amortization expense relating to license agreements was $37,622 and $12,408 for the year ended June 30, 1999 and 1998, respectively.

STOCK BASED COMPENSATION

The Company measures compensation cost for its stock based compensation plans under the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees". The excess, if any, of the fair value of the stock on the date of grant over the amount to be paid for the stock is accrued over the related vesting period. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") requires companies electing to continue to use APB 25 to account for its stock-based compensation plan to make pro forma disclosures of net income and earnings per share as if SFAS 123 had been applied. See Note 8.


INCOME TAXES


    The Company utilizes the asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

ADVERTISING

The Company expenses the cost of advertising as incurred or when such advertising initially takes place. Advertising expense approximated $489,000 and $337,000 for the years ended June 30, 1999 and 1998, respectively.

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1999 AND 1998



2  - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


LOSS PER SHARE


Loss per common share was computed by dividing the net loss by the weighted average number of shares of common stock outstanding. Loss per share for fiscal 1998 has been restated from the previously reported of $.09, to properly reflect the capital structure of DSSI for the entire year. The effect of outstanding options on the computation of net loss per share would be anti-dilutive and therefore is not included in the computation of weighted average shares.

3  - BUSINESS ACQUISITIONS

VANTAGE PRODUCTS INTERNATIONAL, INC.


On May 31, 1998, the Company issued 400,000 shares of its common stock in exchange for all the outstanding shares of VPI common stock. This transaction was accounted for as a pooling-of-interests, and, accordingly, common stock, additional paid-in capital and retained earnings at July 1, 1997 have been adjusted.


PRODUCT MERCHANDISING, INC.

On April 14, 1998, the Company acquired all of the issued and outstanding common stock of PMI for $200,000 cash and 137,500 shares of CPI common stock valued at a fair market value of $2 per share. The acquisition has been accounted for as a purchase and, accordingly, the net assets and results of operations of PMI have been included in the Company's consolidated financial statements commencing on April 14, 1998. The total acquisition cost exceeded the fair value of the net assets acquired by approximately $552,000.

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1999 AND 1998



4  - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                                            1999              1998
                                                                         ----------        ---------

                  Displays                                               $   1,237         $   1,237
                  Leasehold improvements                                     6,178             6,178
                  Fixtures and equipment                                   230,255           167,927
                  Automobile                                                11,700            11,700
                                                                         ---------         ---------

                          Total property and equipment                     249,370           187,042
                  Less accumulated depreciation                            (98,785)          (66,416)
                                                                         ---------         ---------

                          Property and equipment, net                    $ 150,585         $ 120,626
                                                                         =========         =========

5  - NOTE PAYABLE TO STOCKHOLDER

The note payable to stockholder (also the president of the Company) is payable on demand, uncollateralized, and bears interest at an annual rate of 12%. Accrued interest on this note, which was paid in full in Fiscal Year 1999 and totaled $145,165 at June 30, 1998, and is included in accrued expenses for the period ended June 30, 1998. On March 31, 1999 the note payable to stockholder was renewed with a maturity date of April 30, 2001.

6  - FEDERAL INCOME TAXES

CPI and its subsidiaries file separate income tax returns. Deferred tax assets and liabilities consist of the following:

                                                                                   JUNE 30,
                                                                         -----------------------------
                                                                             1999              1998
                                                                         -----------       -----------
                  Deferred tax assets
                    Accrued expenses                                      $      --         $  65,222
                    Net operating loss carry forward                        714,000           656,000
                    Other                                                     5,018            17,399
                                                                          ---------         ---------
                  Total deferred tax assets                                 719,018           738,621
                  Valuation allowance                                      (719,018)         (738,621)
                                                                          ---------         ---------
                  Net deferred tax assets                                 $      --         $      --
                                                                          =========         =========

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1999 AND 1998



6  - FEDERAL INCOME TAXES (Continued)


The Company has provided a valuation allowance against deferred tax assets because their recovery is uncertain. Following is a reconciliation of income taxes at the federal statutory rate to income tax expense:



                                                                                      JUNE 30,
                                                                          ----------------------------
                                                                              1999             1998
                                                                          -----------      -----------

                  Tax benefit at statutory rate                             $  1,114         $ 230,828
                  Loss for which benefits were not used                       (1,114)         (230,828)
                  Taxes attributable to filing on
                   a separate return basis                                    23,896                --
                  State income taxes                                           9,994                --
                                                                            --------         ---------
                  Income tax expense                                        $ 33,890         $      --
                                                                            ========         =========


At June 30, 1999, the Company had net operating loss carryovers of approximately $2,100,000, of which approximately $900,000 were carryforwards of DSSI. Because of the ownership change rules, use of the DSSI carryforwards are limited to approximately $80,000 per year.

The carryovers of CPI and its subsidiaries expire from 2013 through 2019. The DSSI carryovers expire through 2011.

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1999 AND 1998



7  - RELATED PARTY TRANSACTIONS

Included in accounts payable at June 30, 1998 is $100,000 due to the prior owner of PMI. This amount was paid in full subsequent to June 30, 1998. See Note 5 regarding stockholders loans.

8  - STOCK OPTIONS AND WARRANTS

On September 22, 1994, DSSI established a non-qualified stock option plan, which provides for the granting of non-qualifying stock options to purchase up to 500,000 shares of common stock at the fair market value at the date of grant. There were 345,000 options outstanding at June 30, 1998. No options were granted, exercised or canceled during the year ended June 30, 1998, and approximately 185,000 shares were exercised and no additional shares were granted or cancelled under the terms of this plan during the year ended June 30, 1999.

On December 11, 1998, the Company's stockholders approved a new stock option plan, ("1998 Collegiate Pacific Inc. Stock Option Plan"). The new plan authorizes the Company's Board of Directors to grant employees, directors and consultants of the Company up to an aggregate of 2,000,000 shares of the Company's common stock, $0.01 par value per share. Pursuant to the approval of the stock option plan by the Company's stockholders, the Company's Board of Directors on February 24, 1999 granted 207,500 shares to employees and non-employee directors of the Company at the closing price of the Company's common stock, which was $1.88. These options vested at date of grant.

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1999 AND 1998



8- STOCK OPTIONS AND WARRANTS (Continued)

A summary of the Company's option and warrant activity for the years ended June 30, 1998 and 1999 follows:


                                                                                              OPTIONS
                                                       WARRANTS ISSUED TO     WARRANTS       ISSUED TO       WEIGHTED
                                                      DIRECTORS, OFFICERS    ISSUED TO     OFFICERS AND       AVERAGE
                                                         AND EMPLOYEES     OTHER PARTIES     EMPLOYEES     EXERCISE PRICE
                                                         -------------     -------------     ---------     --------------

Outstanding at June 30, 1997                                144,681             271,348        345,000         $ 1.67

        Options and warrants expired                       (144,681)           (271,348)            --             --
                                                           --------            --------       --------         ------

Outstanding and exercisable at June 30, 1998                     --                  --        345,000           0.40

        Options and warrants granted                             --                  --        207,500           1.88

        Options and warrants exercised                           --                  --       (185,000)          0.27

        Options and warrants expired                             --                  --             --             --
                                                            -------             -------       --------         ------

Outstanding and exercisable at June 30, 1999                     --                  --        367,500         $ 1.24
                                                            =======             =======       ========         ======


The weighted average fair value of options granted in Fiscal 1999 was $1.23 per share.

The Company has adopted the disclosure provisions of Statement No. 123, as discussed in Note 2, and continues to apply Opinion 25 for stock options granted to employees. If the Company had recognized compensation expense based upon the fair market at the date of grant for options granted to employees, the effect on net loss and loss per share for the year ended June 30, 1999 would have been as follows:

                    Net loss
                       As reported                   $  (30,534)
                       Pro forma                       (285,000)
                    Loss per common share
                       As reported                   $       --
                       Pro forma                          (0.02)

The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: expected volatility of 140%; risk free interest rate of 5.50%; no dividend yield; and expected lives of seven years.

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1999 AND 1998



8  - STOCK OPTIONS AND WARRANTS (Continued)

The following table summarizes additional information about stock options at June 30,1999:

                                                 OUTSTANDING AND EXERCISABLE
                                           ------------------------------------------
                                                           WEIGHTED
                                                           AVERAGE          WEIGHTED
                                                           REMAINING         AVERAGE
                                                        CONTRACTUAL LIFE    EXERCISE
                  EXERCISE PRICE            SHARES         (IN YEARS)        PRICE
                  --------------            ------         ----------        -----

                      $ 0.25                 60,000           3.0             $ 0.25
                        0.63                100,000           0.1               0.63
                        1.88                207,500           9.7               1.88
                                            -------                           ------
                                            367,500                           $ 1.24
                                            =======                           ======


9  - LEASES

The Company leases office and warehouse facilities located in Dallas, Texas and Memphis, Tennessee under the terms of operating leases which expire at various dates through 2003. Rent expense approximated $90,000 for the year ended June 30, 1998, and $107,000 for the year ended June 30, 1999.

Future minimum lease commitments on all operating leases with terms in excess of one year are as follows:

                                            2000             $  94,890
                                            2001               104,000
                                            2002               105,000
                                            2003                 8,750
                                                             ---------

                                                             $ 312,640
                                                             =========

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1999 AND 1998



10   - SUBSEQUENT EVENTS (UNAUDITED)

On September 14, 1999 the Company agreed to terms for a new $2,000,000 Revolving Line of Credit with Chase Bank of Texas, N.A. The new Revolving Line of Credit will allow the Company to borrow funds based upon certain percentages of accounts receivable and inventories. The Revolving Credit Facility matures on October 31, 2001 and includes a provision for letters of credit. Borrowings under the Revolving Line of Credit will bear interest at the prevailing Prime Rate plus 1/4% or LIBOR plus 2-1/2%. The Note Payable to Stockholder is subordinate to the Revolving Line of Credit, and the Revolving Line of Credit is partially guaranteed by the Stockholder holding the existing Note Payable.

                            COLLEGIATE PACIFIC, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS




                                                                        September 30, 1999      June 30, 1999
                                                                        ------------------      -------------
                                                                           (UNAUDITED)
                                  ASSETS

CURRENT ASSETS
Cash and cash equivalents                                               $           83,183      $     518,844
Accounts receivable,  net of the allowance for doubtful accounts of
         $46,306 and $38,806, respectively                                         798,545          1,142,708
Inventories                                                                      2,444,287          1,843,820
Prepaid expenses and other assets                                                  188,294             23,581
                                                                        ------------------      -------------
                           Total Current Assets                                  3,514,309          3,528,953

PROPERTY AND EQUIPMENT                                                             261,806            249,370
Less accumulated depreciation                                                     (108,661)           (98,785)
                                                                        ------------------      -------------
                                                                                   153,145            150,585

OTHER ASSETS
License agreements, net of accumulated amortization of $60,331 and
         $50,030, respectively                                                     243,285            253,586
Cost in excess of net tangible assets acquired, net of accumulated
         amortization of $51,069 and $42,373, respectively                         500,678            509,373
Other assets, net                                                                   54,523             54,409
                                                                        ------------------      -------------
                                                                        $        4,465,940      $   4,496,906
                                                                        ==================      =============
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable                                                        $          234,003      $     537,056
Accrued expenses and other current liabilities                                      61,733             51,181
Other current liabilities                                                           50,969             86,826
                                                                        ------------------      -------------
                           Total Current Liabilities                               346,705            675,063

Note Payable                                                                       392,096                 --
Note Payable - Stockholder                                                         994,208            980,720
                                                                        ------------------      -------------
                           Total Liabilities                                     1,733,009          1,655,783

STOCKHOLDERS' EQUITY
Common Stock, $.01 par value; authorized 20,000,000 shares;
         issued and outstanding: 17,341,833 and 17,201,833, respectively           173,418            172,018
Additional paid-in capital                                                       3,410,679          3,368,954
Accumulated deficit                                                               (822,109)          (660,462)
Treasury shares, at cost; 7,300 and 4,500 shares, respectively                     (17,932)           (10,982)
                                                                        ------------------      -------------
                                                                                 2,744,056          2,869,528
Less: Notes receivable from stockholders                                           (11,125)           (28,405)
                                                                        ------------------      -------------
                           Total Stockholder's Equity                            2,732,931          2,841,123
                                                                        ------------------      -------------
                                                                        $        4,465,940      $   4,496,906
                                                                        ==================      =============



         The accompanying notes are an integral part of these condensed consolidated financial statements.

                            COLLEGIATE PACIFIC, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                          Three months ended
                                                                            September 30,
                                                                    ------------------------------
                                                                        1999              1998
                                                                    ------------      ------------
Sales                                                               $  1,815,553      $  1,359,988
Cost of sales                                                          1,189,012           924,245
                                                                    ------------      ------------
Gross profit                                                             626,541           435,743

Selling, general and administrative expenses                             758,486           478,320
                                                                    ------------      ------------
Operating loss                                                          (131,945)          (42,577)

Other income (expenses)
       Interest expense                                                  (31,167)          (23,179)
       Interest and other income, net                                      1,465             2,131
                                                                    ------------      ------------
Loss before income taxes                                                (161,647)          (63,625)

Provision for income taxes                                                    --                --
                                                                    ------------      ------------
Net loss                                                            $   (161,647)     $    (63,625)
                                                                    ============      ============

Net loss per share - basic and diluted                              $      (0.01)     $      (0.00)
                                                                    ============      ============

Shares used in computing net loss per share (basic and diluted)       17,267,896        17,024,525



         The accompanying notes are an integral part of these condensed consolidated financial statements.

                            COLLEGIATE PACIFIC, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                         Three months ended
                                                                            September 30,
                                                                      ------------------------
                                                                         1999           1998
                                                                      ---------      ---------
Operating activities
         Net loss                                                     $(161,647)     $ (63,625)
         Adjustments to reconcile net loss to net cash used in
                   operating activities
             Depreciation and amortization                               29,676         24,797
             Changes in operating assets and liabilities               (750,292)      (359,573)
                                                                      ---------      ---------
                     Net cash used in operating activities             (882,263)      (398,401)

Investing activities
         Purchase of property and equipment                             (12,437)        (2,517)
         Cash paid for treasury shares                                   (6,950)            --
         Cash received for note receivable from stockholders             17,280             --
                                                                      ---------      ---------
                            Net cash used in investing activities        (2,107)        (2,517)
                                                                      ---------      ---------

Financing activities
         Proceeds from borrowings                                       405,584         51,183
         Proceeds from issuance of common stock                          43,125         58,742
                                                                      ---------      ---------
                  Net cash provided by financing activities             448,709        109,925
                                                                      ---------      ---------

Net decrease in cash and cash equivalents                              (435,661)      (290,993)

Cash and cash equivalents at beginning of period                        518,844        514,494
                                                                      ---------      ---------

Cash and cash equivalents at end of period                            $  83,183      $ 223,501
                                                                      =========      =========


         The accompanying notes are an integral part of these condensed consolidated financial statements.

NOTE 1 - GENERAL AND BACKGROUND

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The condensed consolidated financial statements as of September 30, 1999 and 1998 are unaudited and reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period. The condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto, for the year ended June 30, 1999 together with management's discussion and analysis of financial condition and results of operations, contained in the Form 10-KSB filed with the Securities and Exchange Commission. The results of operations for the three months ended September 30, 1999 are not necessarily indicative of the results for the entire fiscal year.

The consolidated financial statements for the periods ended September 30, 1999 and 1998 include the accounts of Collegiate Pacific, Inc. ("CPI") and its wholly owned subsidiaries Product Merchandising, Inc. ("PMI") and Vantage Products International, Inc. ("VPI") (collectively referred to as the "Company"). See
Note 2.

NOTE 2 - RELATED PARTY TRANSACTION


During the three months ended September 30, 1999, the Company purchased certain inventory from a manufacturing supplier which is also owned by the majority stockholder of the Company. Purchases for the period from the manufacturing supplier were approximately $375,000 for the period and the Company had no outstanding payable to the supplier at the end of the period.


NOTE 3 - NOTE PAYABLE TO STOCKHOLDER

The note payable to stockholder (also the president of the Company) is uncollateralized and bears interest at an annual rate of 12%. The note was due on demand. On March 31, 1999, the note was converted to a long-term obligation due April 10, 2001. All interest on this note was paid current as of September 30, 1999.

NOTE 4 - NOTE PAYABLE

On September 14, 1999 the Company agreed to terms for a $2,000,000 Revolving Line of Credit with Chase Bank of Texas, N.A. The Revolving Line of Credit will allow the Company to borrow funds based upon certain percentages of accounts receivable and inventories. The revolving Line of Credit matures on October 31, 2001 and includes a provision for letters of credit. Borrowings under the Revolving Line of Credit will bear interest at the prevailing Prime Rate plus 1/4% or Libor plus 2 1/2%. The Note Payable to Stockholder is subordinate to the Revolving Line of Credit, and the Revolving Line of Credit is partially guaranteed by the Stockholder holding the existing Note Payable.

                                     PART II

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Bylaws provide that any officer or director who is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was an officer or a director of the Company or is or was serving at the request of the Company as a director or an officer of another entity shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law ("DGCL") against all expense, liability, and loss reasonably incurred or suffered by such person in connection therewith. The right to indemnification includes the right to be paid by the Company for expenses incurred in defending any such proceeding in advance of its final disposition. Officers and directors are not entitled to indemnification if such persons did not meet the applicable standard of conduct set forth in the DGCL for officers and directors.

         DGCL Section 145 provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the Company's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well, to the extent of expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         The indemnification provisions contained in the Company's Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         The following sets forth information as of June 30, 1999 regarding all sales of unregistered securities of the Registrant during the past three years. All such shares were exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act.


         On February 17, 1998, the Company sold 10,000,000 shares of Common Stock to Michael J. Blumenfeld (9,800,000 shares) and Adam Blumenfeld (200,000 shares) for $.20 per share (the average of the bid and ask price of the Common Stock on August 18, 1997, the date of the Stock Purchase Agreement between the Company and Mr. Blumenfeld), or an aggregate purchase price of $2,000,000, in cash pursuant to the terms and subject to the conditions of that certain Stock Purchase Agreement dated August 18, 1997 by and between the Company and Michael Blumenfeld and Adam Blumenfeld.

         On February 17, 1998, in connection with the Stock Purchase Agreement set forth above, the Company sold (i) 100,000 shares of Common Stock to Arthur
J. Coerver, who became a director of the Company upon consummation of the Stock Purchase Agreement, at $.20 per share, (ii) 67,500 shares of Common Stock to Robert W. Philip, who became a director of the Company upon consummation of the Stock Purchase Agreement, at $.20 per share, and (iii) 67,500 shares of Common Stock to William A. Watkins, Jr., who became a director of the Company upon consummation of the Stock Purchase Agreement, at $.20 per share.


         On February 24, 1998, the Company issued 100,000 shares of Common Stock to Equipmart, Inc., a Texas corporation, in consideration of Equipmart, Inc. entering into a Distribution Agreement with the Company.

         On March 7, 1998, the Company issued 33,333 shares of Common Stock to FunNets, Inc. in consideration of FunNets, Inc. entering into a Distribution Agreement with the Company.

         On April 14, 1998, the Company issued Richard and Patti Hershorin 137,500 shares of Common Stock as partial consideration for the acquisition by the Company of all of the issued and outstanding common stock of Product Merchandising, Inc. pursuant to the terms and subject to the conditions of that certain Agreement for Purchase and Sale of Stock dated April 14, 1998 by and between the Company, Product Merchandising, Inc., and Richard and Patti Hershorin.

         On May 31, 1998, the Company issued 400,000 shares of Common Stock to Cary Bawcum, Stanley Graber, Frank A. Jones, and Joel W. Brown as consideration for the acquisition by the Company of Vantage Products International, Inc. pursuant to the terms and subject to the conditions of that certain Plan and Agreement of Merger dated as of May 31, 1998 by and between the Company, Vantage Products International, Inc., and the stockholders of Vantage Products International, Inc.

         On September 2, 1998, Mr. Stephen Turner was issued 25,000 shares of Common Stock in conjunction with the exercise of options issued under the terms of the DSSI stock option plan of 1994.

         On June 14, 1999, Mr. Joseph Shaya was issued 150,000 shares of Common Stock in conjunction with the exercise of options issued under the terms of the DSSI stock option plan of 1994.

         On June 14, 1999, Mr. Jeffery M. Bachrach was issued 10,000 shares of Common Stock in conjunction with the exercise of options issued under the terms of the DSSI stock option plan of 1994.


         On July 14, 1999, Mr. Kenneth Carpenter was issued 10,000 shares of Common Stock in conjunction with the exercise of options issued under the terms of the DSSI stock option plan of 1994.

         On July 21, 1999, Mr. Robert G. Wallace was issued 50,000 shares of Common Stock in conjunction with the exercise of options issued under the terms of the DSSI stock option plan of 1994.

         On July 27, 1999, Mr. Anthony I. Newman was issued 25,000 shares of Common Stock in conjunction with the exercise of options issued under the terms of the DSSI stock option plan of 1994.

         On July 28, 1999, Mr. Jeff Davidowitz was issued 25,000 shares of Common Stock in conjunction with the exercise of options issued under the terms of the DSSI stock option plan of 1994.

         On August 6, 1999, Ms. Cora Lundberg was issued 5,000 shares of
Common Stock in conjunction with the exercise of options issued under the terms of the 1998 Collegiate Pacific, Inc. Stock Option Plan.

         On September 13, 1999, Mr. Patrick J. Brennen was issued 25,000 shares of Common Stock in conjunction with the exercise of options issued under the terms of the DSSI stock option plan of 1994.


         In connection with each of the foregoing transactions, each purchaser was provided access to all relevant information regarding the Company and represented to the Company that they were "sophisticated" investors purchasing the shares for investment purposes only and with no view toward distribution.

ITEM 27. EXHIBITS.


         The Exhibits to this Registration Statement are listed in the Index to Exhibits of this Registration Statement, which Index is incorporated herein by reference.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 22, 1999.


                               COLLEGIATE PACIFIC INC.


                               By:  /s/ MICHAEL J. BLUMENFELD
                                  ---------------------------------------------
                                        Michael J. Blumenfeld,
                                        Chairman,  President,  Chief  Executive
                                        Officer and Director (Principal
                                        Executive Officer)


         Pursuant to the requirements of the Securities Act, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.


                 Signature                                       Title                                Date
                 ---------                                       -----                                ----

*By:  /s/ MICHAEL J. BLUMENFELD               Chairman, President, Chief Executive          December 22, 1999
      -------------------------               Officer, and Director
Michael J. Blumenfeld                         (Principal Executive Officer)

                  *                           Chief Operating Officer and Director          December 22, 1999
------------------------------------
Arthur J. Coerver

                  *                           Director                                      December 22, 1999
------------------------------------
Jeff Davidowitz

                  *                           Director                                      December 22, 1999
------------------------------------
Robert W. Philip

                  *                           Director                                      December 22, 1999
------------------------------------
William A. Watkins, Jr.

         Each person whose signature appears below hereby constitutes and appoints Michael J. Blumenfeld and Arthur J. Coerver, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.


/s/ Harvey Rothenberg
------------------------------------          Vice President Marketing and Director         December 22, 1999
Harvey Rothenberg

/s/ William R. Estill                         Chief Financial Officer, Secretary, and       December 22, 1999
------------------------------------          Treasurer (Principal Accounting and
William R. Estill                             Financial Officer)


                                INDEX TO EXHIBITS


 Exhibit
  Number                                       Description of Exhibits
  ------                                       -----------------------

2.1               Purchase and Sale Agreement dated March 14, 1997 for the sale of the majority of the Company's assets and business to Casco
                  Standards, Inc. (1)
2.2               Stock Purchase Agreement dated August 18, 1997 with Michael J. Blumenfeld. (2)
2.3               Agreement and Plan of Merger dated July 20, 1999 for the reincorporation of the
                  Company in Delaware. (3)
3.1               Intentionally omitted.
3.2               Intentionally omitted.
3.3               Intentionally omitted.
3.4               Intentionally omitted.
3.5               Intentionally omitted.
3.6               Intentionally omitted.
3.7               Copy of Articles of Incorporation of the Company filed on December 15, 1998. (4)
3.8               Copy of Certificate of Merger of the Company filed on July 20, 1999. (4)
3.9               Copy of By-Laws of the Company. (4)
4.1               Intentionally omitted.
4.2               Specimen Certificate of Common Stock, $0.01, par value, of the Company. (4)
5.1               Opinion of Hughes & Luce, L.L.P. (5)
10.1              Copy of Warrant Agency Agreement dated as of June 4, 1993 between the Company and
                  Continental Stock Transfer & Trust Company, as Warrant Agent. (6)
10.2              Proof of Redeemable Warrant expiring June 3, 1996 of the Company. (6)
10.3              Form of Underwriter's Unit Purchase Warrant of the Company. (7)
10.4              Form of Underwriter's Warrant of the Company. (7)
10.5              Copy of the 1988 Stock Option Plan of the Company. (8)
10.6              Copy of the 1994 Stock Option Plan of the Company. (9)
10.7              Copy of Employee Restricted Stock Plan of the Company. (10)
10.8              Copy of Lease dated July 1, 1997 between the Company, as tenant, and Post-Valwood,
                  Inc., as landlord. (11)
10.9              Copy of exclusive Distribution Agreement dated February 24, 1998, between the
                  Company and Equipmart, Inc. (11)
10.10             Copy of exclusive Distribution Agreement dated March 7, 1998, between the Company and FunNets, Inc. (11)
10.11             Copy of exclusive Distribution Agreement dated March 21, 1998, between the Company and Pro Gym Equipment, Inc. (11)
10.12             Copy of the Stock Acquisition Agreement dated April 14, 1998, between the Company and Product Merchandising, Inc. (11)
10.13             Copy of the Agreement and Plan of Merger dated May 31, 1998, between the Company and Vantage Products International, Inc. (11)
10.14             Copy of the 1998 Collegiate Pacific Inc. Stock Option Plan. (3)
10.15             Copy of Credit  Agreement, dated as of June 30, 1999, between Chase Bank of Texas,
                  National Association, and the Company for a $2,000,000 line of credit, and related documents. (12)
10.16             Copy of the Promissory Note dated March 31, 1999 from the Company to Michael J.
                  Blumenfeld in the principal amount of $1,082,648.75. (12)
23.1              Consent of Hughes & Luce, L.L.P. (included in Exhibit 5.1) (5)
23.2              Consent of SUTTON FROST LLP
23.3              Consent of GRANT THORNTON LLP
24.1              Power of Attorney (included in Part II of this Registration Statement)

--------------------

(1) Filed as an exhibit to the Company's Definitive Proxy Statement for its Annual Meeting held on June 16, 1997.

(2) Filed as an exhibit to the Company's Form 8-K/A filed on September 11, 1997.

(3) Filed as an exhibit to the Company's Definitive Proxy Statement for its Annual meeting held on December 11, 1998.

(4)      Filed as an exhibit to the Company's Form 8-A dated September 9, 1999..

(5) Filed as an exhibit to the Company's Registration Statement on Form SB-2, File No. 333-64471.

(6)      Filed as an exhibit to the Company's Form 8-A dated June 28, 1993.

(7) Filed as an exhibit to the Company's Current Report on Form 8-K filed on July 12, 1993.

(8) Filed as an exhibit to the Company's Registration Statement on Form S-18, File No. 33-19770-NY.

(9) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended June 30, 1994.

(10) Filed as an exhibit to a Post-Effective Amendment to the Company's Registration Statement on Form S- 18, File No. 33-19770-NY.

(11) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended June 30, 1998.

(12) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended June 30, 1999.